                                                                 EXHIBIT (1) (h)

                            ARTICLES SUPPLEMENTARY
                                      OF
                            M.S.D. & T. FUNDS, INC.

     M.S.D. & T. FUNDS, INC., a Maryland corporation having its principal office in the City of Baltimore, Maryland and registered as an open-end investment company under the Investment Company Act of 1940, as amended (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:     Pursuant to Section 2-208 of the Maryland General Corporation
Law, the Board of Directors of the Corporation has classified Four Hundred Million (400,000,000) shares of the Corporation's authorized but unissued and unclassified shares of capital stock, of the par value of One Mill ($.001) per share, as Class J Common Stock, of the par value of One Mill ($.001) per share, pursuant to the following resolutions adopted at a regular meeting of the Board of Directors of the Corporation held on January 24, 1997:

     RESOLVED, that pursuant to the authority expressly given to the Board of Directors in Article VI, Section 6.4 of the Company's Articles of Incorporation, the Board hereby classifies Four Hundred Million (400,000,000) of the Company's authorized but unissued and unclassified shares as Class J Common Stock (with an aggregate par value of Four Hundred Thousand Dollars ($400,000));

     FURTHER RESOLVED, that shares of Class J Common Stock shall represent interests in the Diversified Real Estate Fund;

     FURTHER RESOLVED, that each share of Class J Common Stock shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the Articles; and

     FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and empowered to execute, seal, deliver and file any and all documents, instruments, papers and writings, including but not limited to filing Articles Supplementary with the State Department of Assessments and Taxation of Maryland, and to do any and all other acts, including but not limited to changing the foregoing resolutions upon advice of the Company's counsel prior to filing said Articles Supplementary, in the name of the Company and on its behalf, as may be necessary or desirable in connection with or in furtherance of the foregoing resolutions, such determination to be conclusively evidenced by said officer taking any such actions.

        SECOND: The shares of Common Stock of the Corporation classified pursuant to the resolutions set forth herein have been classified by the Corporation's Board of Directors under the authority contained in the Corporation's Articles of Incorporation.

        THIRD: The total number of shares of capital stock which the Corporation is presently authorized to issue remains Ten Billion (10,000,000,000) shares of Common Stock, of which Seven Hundred Million (700,000,000) shares of the par value of One Mill ($.001) per share each are Class A Common Stock; Seven Hundred Million (700,000,000) shares of the par value of One Mill ($.001) per share each are Class B Common Stock; Six Hundred Million (600,000,000) shares of the par value of One Mill ($.001) per share each are Class C Common Stock; Six Hundred Million (600,000,000) shares of the par value of One Mill ($.001) per share each are Class D Common Stock; Five Hundred Million (500,000,000) shares of the par value of One Mill ($.001) per share each are Class E Common Stock; Five Hundred Million (500,000,000) shares of the par value of One Mill ($.001) per share each are Class E - Special Series 1 Common Stock; Five Hundred Million (500,000,000) shares of the par value of One Mill ($.001) per share each are Class F Common Stock; Five Hundred Million (500,000,000) shares of the par value of One Mill ($.001) per share each are Class F - Special Series 1 Common Stock; Four Hundred Million (400,000,000) shares of the par value of One Mill ($.001) per share each are Class G Common Stock; Four Hundred Million (400,000,000) shares of the par value of One Mill ($.001) per share each are Class H Common Stock; Four Hundred Million (400,000,000) shares of the par value of One Mill ($.001) per share each are Class I Common Stock; and Four Hundred Million (400,000,000) shares of the par value of One Mill ($.001) per share each are Class J Common Stock. The aggregate par value of all Common Stock having par value is unchanged at Ten Million Dollars ($10,000,000).

        The total number of authorized and unclassified shares of capital stock of the Company remaining after the actions described above is Three Billion Eight Hundred Million (3,800,000,000) shares of capital stock of the par value of One Mill ($0.001) and of the aggregate par value of Three Million Eight Hundred Thousand Dollars ($3,800,000).


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